Exhibit 99.3

Capitol Investment Corp. IV

Initial Public Offering Proceeds Increased to $402.5 Million

Additional $52.5 Million Raised Pursuant to Underwriters’ Over-Allotment Option

WASHINGTON, August 16, 2017 -- Capitol Investment Corp. IV (NYSE: CIC.U; the “Company”) announced today that the underwriters of its initial public offering of 35,000,000 units have fully exercised their option to purchase an additional 5,250,000 units to cover over-allotments. Each unit to be sold in the initial public offering, including the additional units subject to the over-allotment option, will be sold at $10.00 per unit for aggregate gross proceeds of $402,500,000. Each unit consists of one Class A ordinary share and one third of one warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50.

The offering is expected to close on August 21, 2017, subject to customary closing conditions.

Capitol Investment Corp. IV is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Capitol Investment Corp. IV is led by Chairman and Chief Executive Officer Mark D. Ein and President and Chief Financial Officer L. Dyson Dryden.

Citigroup, Deutsche Bank Securities and J.P. Morgan are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 15, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Deutsche Bank Securities, 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com or J.P. Morgan Securities LLC, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Broadridge Financial Solutions, Telephone: 1-866-803-9204, Email: prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Investment Corp. IV

646-661-2002